Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 30th day of January, 2006 (“Agreement Date”) by and between Advanced Nurseries, Inc., a Georgia corporation (hereinafter referred to as the “Company”), and John Hammond, an individual (hereinafter referred to as the “Employee”). The Company and the Employee are collectively referred to as the “Parties”. This Agreement supersedes any similar agreement between the Parties.

WITNESSETH:

Whereas it is in the best interest of the Company to retain quality personnel such as the Employee; and

Whereas the Employee is willing to enter into an employment agreement with the Company in accordance with the conditions hereinafter provided.

Now, therefore, for and in consideration of the terms and conditions contained herein, the Parties agree as follows, to wit:

1.	Definitions. As used in this Agreement:

A.	“Company” means Advanced Nurseries, Inc. its successors and assigns, and any of its present or future subsidiaries or organizations controlled by, controlling, or under common control with it.

B.	“Confidential Information” means any and all information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through Employee’s employment by the Company and not generally known in the industry in which the Company is or may become engaged, or any information related to the Company’s products, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

C.	“Holding Company” means Advanced Growing Systems Inc. a Nevada holding company.

D.	“Inventions” mean discoveries, concepts and ideas, whether patentable or not, relating to any present or prospective activities of the Company, including, but not limited to, devices, processes, methods, formulae, techniques, applications, technology and any improvements to the foregoing. Such definition shall also encompass all such discoveries, concepts and ideas, even if formulated by the Employee prior to his employment by the Company.

E.	“Company Monthly Base Pay” means the employee’s last monthly remuneration, prior to termination of Employee’s employment with the Company, before federal, state, and local taxes and other withholding, but exclusive of extra compensation, such as that attributable to bonuses, overtime or employee retirement or pension benefits.

F.	“Conflicting Organization” means any person or organization engaged, directly or indirectly, in the research, development, production, marketing or selling of a Conflicting Product.

G.	“Conflicting Product” means any product, process, technology, application, or service of any person or organization, other than the Company, in existence or under development, which resembles, competes with or is marketed or offered for sale or lease to the same or similar potential customers as a product, process, technology, application, or service which is the subject of research, development, production, marketing or selling activities of the Company.

2.	Employment. The Company hereby employs the Employee and the Employee hereby agrees to accept employment with the Company upon the terms and conditions herein set forth.

3.	Term. The Company hereby employs the Employee for a period of three (3) years beginning on the 1st day of February, 2006, and ending on the 31st day of January, 2009, unless sooner terminated as provided in Section 14 (Disability), Section 15 (Death During Employment) or Section 19 (Termination), hereof; provided, this Agreement may be extended for additional periods or its terms amended upon the mutual written agreement of the Parties.

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4.	Position. The Employee shall be employed in the capacity of President/CEO with such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Company as the Company may reasonably require, consistent with such position. The Employee shall not be assigned nor requested to perform duties or functions for which he has not been adequately trained or for which he does not have adequate education and/or professional experience.

5.	Extent of Services. The Employee shall diligently and conscientiously devote Employee’s time, attention and energies to the business of the Company and shall not, during the term of this Agreement, be engaged in any other full time business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; however, except as set forth in Section 17, this provision shall not be construed as preventing the Employee from investing Employee’s assets in such form or manner as will not require full-time services on the part of the Employee outside of the Company.

6.	Working Facilities. The Employee shall be furnished with such facilities suitable to Employee’s position and adequate for the performance of Employee’s duties and the conduct of the Company’s business. The Employee’s principal office shall be located in the area selected by the Company; provided, however, the Employee agrees to do such traveling as is required to carry out Employee’s duties hereunder.

7.	Compensation. The Company’s Board of Directors or the management of the Company may increase the Employees’ Company Monthly Base Pay from time to time as the Board may see fit to grant such an increase. The Employee shall be a participant in any defined compensation, bonus and/or stock option plans designed and implemented by the Company’s Board of Directors for the benefit of the Company’s key executives and employee. The Employee shall participate in any such plans at a level commensurate with Employee’s position with the Company.

A.	Company Monthly Base Pay. For all services rendered by the Employee under this Agreement. Employee shall be paid a salary in the sum of $185,000.00 per year, beginning on February 1, 2006 through December 31, 2006. These amounts shall be paid in equal monthly or bi-monthly installments to the Employee as Company Monthly Base Pay.

B.	Stock Grants.

i.	Restricted Stock. Ninety Five Thousand (95,000) restricted shares of Common Stock of the Company shall be issued to the Employee with ten (10) days from the date of the execution of this Agreement. This shall constitute nine and one-half percent (9.5%) of the outstanding stock of the Company. Notwithstanding the foregoing this stock shall be forfeited if the Employee leaves the employment of the Company at any time prior to February 1, 2007.

ii.	Right of Exchange. At any time beginning of February 1, 2007 and continuing until December 31, 2008, the Employee shall have the right to exchange his shares in the Company for the publicly traded stock of the Holding Company. The exchange rate shall be determined based upon the previous quarters of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) times four to reflect an annual EBITDA times a multiple of six. The value of the Holding’s Company stock, shall be determined by the average closing price of the Company’s common stock on any stock exchange. Should the Holding Company not be publicly traded, the value of the Holding Company’s stock shall be determined by agreement of the parties, or if such method is not successful in an agreement , then by appraisal by a qualified investment bank selected by the Holding Company that has knowledge of the industry in which the Company participates. Employee, when desiring to effectuate the exchange, shall give written notice of his election to exchange, and the exchange shall be completed within thirty (30) days from the written notice. After such exchange, the Holding Company will own an increased percentage in the Company.

C.

Benefits. Employee shall be eligible for Company-paid health insurance, dental insurance, life insurance, short/long term disability coverage and other benefits that are and may become available. Employee shall be eligible to participate in any such benefits at a level commensurate with Employee’s position with the Company.

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8.	Expenses. All expenses for transportation and travel, including a primarily business use automobile, entertainment, club dues, and charitable contributions incurred by the Employee, unless such expenditure may be properly charged to the furtherance of the legitimate business interests of the Company, in which event such expenditures shall be reimbursed or directly paid by the Company upon presentment of receipts in accordance with the record keeping requirements of the Internal Revenue Service.

9.	Right to Participate. The Employee shall have the right to participate in all other benefits of employment generally made available to the Company’s executive and managerial employees including but not limited to medical, dental, disability, life insurance, retirement plans and any other benefit(s) presented by the Company’s Board of Directors and befitting the Employee’s position and performance.

10.	Vacation. The Employee shall be entitled to paid vacation, as follows:

fifteen (15) working days during the 2006 calendar year

fifteen (15) working days during the 2007 calendar year

twenty (20) working days during the 2008 calendar year

For purposes hereunder, the term “working days” refers to Monday through Friday, exclusive of weekends and holidays, observed by the Company as determined by the Board of Directors. Employee will not schedule vacation without prior written approval from the Company’s CEO. Unused vacation days may not be carried into the next calendar year nor will the Employee receive compensation for unused vacation days, unless Employee’s work requirements cause Employee to miss vacation days, in which case Employee can carry over unused vacation days or be compensated for unused vacation days.

11.	Right to Inventions. With respect to all inventions made or conceived by the Employee, whether or not during the hours of Employee’s employment or with the use of Company facilities, materials or personnel, either solely or jointly with others, during the term of Employee’s employment by the Company, and without royalty or any other consideration:

A.	Reports. The Employee shall inform the Company promptly and fully of such inventions by a written report, setting forth in detail the structures, procedures, and methodology employed and the result achieved. A report shall also be submitted by the Employee upon completion of any study or research project undertaken on the Company’s behalf, whether or not in the Employee’s opinion a given study or project has resulted in an invention.

B.	Assignment. The Employee hereby assigns and agrees to assign to the Company all of Employee’s rights to such Inventions and to all proprietary right therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent.

C.	Patents. At the Company’s request and expense, the Employee shall execute such documents and provide such assistance as may be deemed necessary by the Company to apply for, defend or enforce any United States or foreign letters of patent based on or related to such Inventions.

D.	Prior Inventions and Intellectual Property. All prior technical knowledge, inventions, know-how developed or learned by the Employee concerning the business of the Company, shall become the property of the Company upon execution of this Agreement, and the Employee shall not have any further proprietary rights to such Intellectual Property.

12.	Disclosure of Confidential Information.

A.	Confidentiality. Except as required in the performance of Employee’s duties during the term of Employee’s employment by the Company, the Employee shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available any Confidential Information or any portion thereof. This provision shall remain in effect for a period of two (2) years after any termination of such employment.

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B.	Return of Confidential Information. Upon termination of Employee’s employment with the Company, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in the Employee’s possession, whether prepared by him or others, shall be promptly returned to the Company. If at any time after the termination of employment the Employee determines that he has any Confidential Information in Employee’s possession or control, he shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

13.	Subsequent Employment. With respect to employment after terminator of Employee’s employment with the Company:

A.	Base Pay. If the Employee is unable, after conscientious effort, is obtain employment consistent with Employee’s training and education, solely because of the provisions of Section 16(C), such provisions shall bind the Employee only as long as the Company shall make payments to the Employee equal to Employee’s month, or such unemployment; provided, however, the Company obligations to make payments pursuant to this Section 13(A) shall terminate after the Company has paid the Employee an amount equal to 12 times the Company Monthly Base Pay.

B.	Employment Search. The Employee will, before the close of each month of such employment for which he claims payment pursuant to Subsection A of this Section, give the Company a detailed written account of Employee’s efforts to obtain employment, and such account will include a statement by the Employee that although he conscientiously sought employment he was unable to obtain comparable employment solely because of the provision of Section 16(C).

C.	Failure to Report. It is understood that the Company shall, as its option, be relieved of making, a monthly payment to the Employee pursuant to Subsection A of this Section for any month during which the Employee either failed to seek comparable employment or failed to account to the Company, as required in Subsection D of this Section.

D.	Inconsistent Employment. If the Company so authorizes, the Employee may accept employment not necessarily consistent with Employee’s training and education, and the Company shall pay the Employee the difference between the New Monthly Base Pay earned and Employee’s Company Monthly Base Pay at termination, for the period of time the Employee is bound by the provisions of Section 16(C).

E.	Prior Approval. The Company is obligated to make payments to the Employee pursuant to Subsections A and B of this Section upon the fulfillment of the conditions set forth herein, unless the Company gives the Employee written permission to accept available employment or gives the Employee a written release from Employee’s obligation under Section 16(C).

F.	Payment Limitation. In the event the Employee is employed by a third party after Employee’s employment by the Company and such employment is not with a Conflicting Organization, the Company shall have no obligations to make payments to the Employee pursuant to Subsection A of this Section, whether or not such employment is taken pursuant to Subsection D of the Section. In all events, the Employee shall promptly give written notice to the Company of any employment during the term of the post-employment obligations of Section 16(C).

G.	Limitations of Liability. In no event shall the Company be liable to the Employee, under this Agreement, for any amount greater than the number of months that the post-employment obligations remain in effect times the Company Monthly Base Pay.

14.	Disability. To the extent not covered by the Company’s disability insurance, if any, if the Employee is unable to perform Employee’s services during the term of this agreement by reason of illness or incapacity, he shall receive Employee’s full compensation during the first two (2) months of such disability, to the extent not covered by the Company’s disability insurance, if any. If such disability should continue for longer than two (2) months, the compensation otherwise payable to the Employee during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months. The Employee’s full compensation shall be reinsured upon Employee’s return to employment and the discharge of Employee’s full duties hereunder. This provision shall not be operative until all benefits under the Company’s long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.

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A.	In the event of disability of the Employees, shares of the Company, as provided in Section 7(B) of this Agreement shall continue as if this Agreement were in full force and effect.

15.	Death during Employment. If the Employee dies during the term of this Agreement, this Agreement shall be terminated; provided, however, the Company shall pay to the estate of the employee any salary which would have otherwise been earned for the balance of the month in which the Employee’s death occurred, plus two (2) months additional Monthly Base Pay.

16.	Non-Competition. During the term of this Agreement and or as long as thereafter as Employee is receiving compensation from the Company:

A.	The Employee shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, stockholder, employee, representative, spokesman or otherwise, in any phase of the business carried on by the Company at any time.

B.	For a period of one (1) year after the termination of this Agreement, the Employee shall not solicit anyone who was an employee of the Company when the Employee’s employment with the company terminated or solicit anyone then employed by the Company to terminate or refrain from renewing Employee’s or her employment with the Company.

C.	For a period of one (1) year after the termination of this Agreement, the Employee shall not, either directly or indirectly, solicit any customer, broker, or distributor of the Employer. For such products as are manufactured and/or sold by the Employer, and Employee will similarly not engage in the business of the manufacture and sales of such products as are manufactured and/or sold by the Employer within the said period.

17.	Termination. The Employee may terminate this Agreement upon thirty days (30) written notice to the Company. Upon the effective date of the Employee terminating this Agreement, the Employee’s entitlement to any salary or other benefits hereunder shall cease subject to the provisions of Section 13.

A.	The Employer may terminate this Agreement at any time with twenty-four (24) hours prior written notice if the Employee commits any material act of dishonesty, discloses confidential information, is guilty of gross misconduct, or acts in any way that has a direct, substantial and advance effect on the Company’s reputation. Upon the effective date of the Company terminating this Agreement, the Employer’s entitlement to any salary or other benefits hereunder shall cease subject to the provisions of Section 13.

18.	Certain Provisions to Service Termination. Notwithstanding any termination of this employment under this Agreement, the Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of Section 12 and 17. It is acknowledged that the Company would be irrevocably damaged if the Employee were to violate the provisions of Section 12 and/or 17, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

A.	In the event of termination of the Agreement as a result of the disability or death of the Employee, it is agreed that the provisions of Section 7(B) relating to shares of the Company shall continue as if the Employee were alive and fulfilling, Employee’s obligations under this Agreement and not disabled or dead.

19.	Notice. All notices herein shall be in writing and shall be deemed to have been duly given at the time personally delivered or deposited in the United States Mail, postage prepaid, to the address of the respective parties set forth below their signatures hereto, subject to changes upon notice to the other party.

20.	Waiver. Failure to insist upon a strict compliance with any of the terms or conditions of this Agreement shall not be deemed waiver of such terms or conditions, nor shall any waiver of any term, condition or right of any party or any time be deemed a waiver of any other term, conditions or right of any party hereto, nor shall it preclude the party from subsequently asserting or relying upon such term, condition or right.

21.	Severability. The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any under provision.

22.	Modification. There are no verbal understandings between the Parties. This Agreement contains the entire agreement of the Parties and shall not be changed, modified, or terminated, except in writing signed by the Parties.

23.	Construction. This Agreement shall be construed in accordance with the laws of the State of Texas.

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24.	Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee’s rights, powers, privileges and immunities under this Agreement shall not be assignable by the Employee without the prior written consent of the Company.

25.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have hereto set their hands on the day and year first above written.

COMPANY: Advanced Nurseries, Inc.

This agreement is hereby ratified by a majority of the Advanced Growing Systems, Inc. Board of Directors on this 30th day of January 2006.

By:
Name:	Chris J. Nichols
Title:	Chairman/CEO

EMPLOYEE:

By:
Name:	John Hammond

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